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                                             Financial Statement 2-B

          New England Electric System and Subsidiaries
               Statements of Consolidated Income
                  Year Ended December 31, 1996
          (thousands of dollars, except per share data)

                                                             1996
                                                       ----------
Operating revenue                                     $ 2,350,698

Operating expenses:
Fuel for generation                                       334,994
Purchased electric energy                                 509,400
Other operation                                           501,090
Maintenance                                               127,785
Depreciation and amortization                             246,379
Taxes, other than income taxes                            143,733
Income taxes                                              139,199
                                                      -----------
  Total operating expenses                              2,002,580
                                                      -----------
Operating income                                          348,118

Other income:
Allowance for equity funds used
 during construction
Equity in income of generating
 companies                                                 10,334
Other income (expense), net                                (8,166)
                                                      -----------
Operating and other income                                350,286
                                                      -----------
Interest:
Interest on long-term debt                                110,479
Other interest                                             19,527
Allowance for borrowed funds
 used during construction                                  (2,246)
                                                      -----------
  Total interest                                          127,760
                                                      -----------
Income after interest                                     222,526
Preferred dividends and net gain
 on reacquisition of preferred
 stock of subsidiaries                                      6,463
Minority interests                                          7,127
                                                      -----------
Net income                                            $   208,936
                                                      -----------
Average common shares                                  64,924,468
Per share data:
Net income                                            $      3.22
Dividends declared                                    $     2.360
                                                      -----------

Statements of Consolidated Retained Earnings
Year Ended December 31 (thousands of dollars)

                                                             1996
                                                        ---------
Retained earnings at beginning of year                  $ 831,529
Net income                                                208,936
Dividends declared on common shares                      (153,173)
                                                        ---------
Retained earnings at end of year                        $ 887,292
                                                        ---------

The accompanying notes are an integral part of these consolidated financial statements.